UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2023

Civitas Resources, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35371	61-1630631
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

555 17th Street, Suite 3700

Denver, Colorado 80202

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (303) 293-9100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock, par value $0.01 per share	CIVI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

In connection with the Company’s entry into the Acquisition Agreements (as defined below), on June 23, 2023, Civitas Resources, Inc., a Delaware corporation (the “Company”) entered into a Third Amendment to Amended and Restated Credit Agreement (the “Third Amendment”), among the Company, the guarantors party thereto (the “Guarantors”), the lenders party thereto, and JPMorgan Chase Bank, N.A., as the administrative agent (the “Administrative Agent”), which Third Amendment amends the terms of that certain Amended and Restated Credit Agreement, dated as of November 1, 2021 (the “Credit Agreement”) among the Company, the Guarantors, each lender from time to time party thereto, and the Administrative Agent. “Acquisition Agreements” means, collectively, (i) the Membership Interest Purchase Agreement, dated June 19, 2023, by and among the Company, Hibernia Energy III Holdings, LLC, and Hibernia Energy III-B Holdings, LLC and (ii) the Membership Interest Purchase Agreement, dated June 19, 2023, by and among the Company, Tap Rock Resources Legacy, LLC, Tap Rock Resources Intermediate, LLC, Tap Rock Resources II Legacy, LLC, Tap Rock Resources II Intermediate, LLC, Tap Rock NM10 Legacy Holdings, LLC, and Tap Rock NM10 Holdings Intermediate, LLC, solely in its capacity as the sellers’ representative, Tap Rock I Legacy, and solely for the limited purposes set forth therein, Tap Rock Resources, LLC (the transactions contemplated by the “Acquisition Agreements,” the “Acquisitions”).

Pursuant to the Third Amendment, the Company may, among other things, (i) issue and offer Notes (as defined below), the net proceeds of which, together with cash on hand and borrowings under the Company’s existing credit facility will be used to fund a portion of the consideration of the Acquisitions, (ii) incur indebtedness pursuant to those certain debt commitment letters by and among the Company, Bank of America N.A., BofA Securities, Inc., and JPMorgan Chase Bank, N.A. (together with Bank of America N.A. and BofA Securities, Inc., the “Commitment Parties”) providing for two separate 364-day bridge loan facilities in an aggregate principal amount of up to $2.7 billion (such facilities, the “Bridge Facilities” and the loans made thereunder, the “Bridge Loans”), the proceeds of which will, if drawn, be used to partially fund the Acquisitions, (iii) incur the debt described in the immediately preceding clauses (i) and (ii) without any corresponding reduction in the Borrowing Base (as defined in the Credit Agreement), and (iv) incur pari passu term loan indebtedness subject to a total secured leverage test of 2.00 to 1.00 and certain other customary terms and conditions. As previously announced, the Company priced an offering of $1,350 million in aggregate principal amount of new 8.375% senior unsecured notes due 2028 and $1,350 million in aggregate principal amount of new 8.750% senior unsecured notes due 2031 (collectively, the “Notes”) in a private offering to eligible purchasers that is exempt from registration under the Securities Act of 1933, as amended. The offering of the Notes is expected to close on June 29, 2023, subject to the satisfaction of customary closing conditions. Assuming the offering of the Notes closes, the Company does not expect to draw on the Bridge Loans.

The foregoing description of the Third Amendment is a summary only, does not purport to be complete, and is qualified in its entirety by reference to the full text of the Third Amendment, which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference into this Item 1.01.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit No.	Description
10.1	Third Amendment to Amended and Restated Credit Agreement, dated June 23, 2023, among Civitas Resources, Inc., the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as the administrative agent.
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 26, 2023	Civitas Resources, Inc.

	By:	/s/ Travis L. Counts
	Name:	Travis L. Counts
	Title:	Chief Legal Officer and Secretary